Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP COMPLETES ACQUISITION OF BANK CALUMET, INC.

ITASCA, IL, April 3, 2006 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that it completed its acquisition of Bank Calumet, Inc. for $307 million in cash. Bank Calumet is a bank holding company headquartered in Hammond, Indiana with $1.1 billion in assets and 30 branches located predominantly in Lake County, Indiana and the contiguous Illinois counties of Cook and Will.

"I am extremely pleased that the acquisition of Bank Calumet was completed as quickly as we projected," said John O'Meara, President and Chief Executive Officer of First Midwest Bancorp. "We look forward to building upon the long-standing relationships that Bank Calumet has developed in its 72 years of banking service to these dynamic markets. We also expect that Bank Calumet's conservative policies, diversified lending base, and community banking approach will fit well with First Midwest's established business model."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 101 offices located in 61 communities, primarily in northeastern Illinois. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

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